Exhibit 10.18

Summary of compensation for named executive officers – February 2008

In February 2008, the Compensation Committee of the Board of Directors established 2008 salary and target bonus applicable to the Company’s Chief Executive Officer, Chief Financial Officer, and the other current executive officers as follows:

Named Executive	2008 Base Salary	2008 Target Bonus
Arthur G. Dauber	$240,000	$100,000
John H. Untereker	$168,400	$80,000
Neal T. Hare	$176,400	$80,000
James J. Steffek	$176,400	$80,000
Charles M. Dauber	$165,000	$75,000
Joseph F. McGuire	$127,500	$20,000
Timothy C. Adams	$150,000	$30,000

Actual bonus amounts payable to each executive will be based on the achievement of company and individual performance goals established for each executive. Targeted performance must be achieved at the 75% level for that component of the bonus to be earned and must be achieved at the 100% level for the full bonus to be earned. Some of each executive’s individual goals may require a subjective evaluation and judgment with respect to achievement of these goals. Company performance targets range from 50% to 75% of total bonus with individual goals encompassing the remainder. After the completion of the 2008 fiscal year, the Chief Executive Officer will review each executive’s performance against 2008 company and individual performance goals. Based on this assessment, the CEO will then recommend to the Compensation Committee what percentage of each executive’s target bonus the executive should receive. The Compensation Committee, without the CEO’s participation, will evaluate the CEO’s performance (and determines his bonus) by reviewing the CEO’s success in achieving the company and personal performance goals established by the committee in 2008.

The executives have also received grants of stock options and restricted stock units under the 2007 Employee Stock Incentive Plan and are eligible to receive employee benefits generally available to all employees of the Company.

Messrs. Untereker, Charles M. Dauber, and Adams have employment agreements with the company. The other executives are “at will” employees.